Exhibit 12(b)


                UNION PACIFIC CORPORATION AND SUBSIDIARY COMPANIES

                 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                     (Unaudited)

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                                                    Six Months Ended June 30,
Millions of Dollars Except Ratios                      1999            1998

Earnings

     Income (Loss) from Continuing Operations ........   $323           $(216)
     Undistributed equity earnings....................    (19)            (19)
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     Total............................................    304            (235)
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Income Taxes..........................................    159            (151)
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Fixed Charges:
     Interest expense including amortization
       of debt discount...............................    370             338
     Portion of rentals representing
       an interest factor.............................     92              91
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     Total............................................    462             429
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Earnings Available for Fixed Charges..................    925              43
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Total Fixed Charges -- as above.......................   $462           $ 429
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Ratio of earnings to fixed charges (Note 9)...........    2.0             0.1
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